Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Tom De Weerdt Executive Vice President and CFO Surgical Care Affiliates, Inc. (847) 267-3502 tom.deweerdt@scasurgery.com	Leslie Wachsman Vice President, Finance Surgical Care Affiliates, Inc. (847) 267-9823 leslie.wachsman@scasurgery.com

Surgical Care Affiliates, Inc. Announces Closing of Secondary Public Offering of Common Stock

DEERFIELD, IL – August 11, 2015 – Surgical Care Affiliates, Inc. (NASDAQ: SCAI) (“SCA”) today announced the closing of the previously announced underwritten secondary public offering of 4,000,000 shares of SCA’s common stock by certain affiliates of TPG Global, LLC (the “TPG Stockholders”). SCA did not sell any shares of common stock in the offering and did not receive any proceeds from the sale of the shares of common stock by the TPG Stockholders. The total gross proceeds of the offering to the TPG Stockholders were $150,720,000. The total number of SCA’s shares outstanding did not change as a result of the offering.

Citigroup acted as the sole underwriter for the offering.

The shares of common stock were offered pursuant to SCA’s effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The prospectus supplement relating to the offering, along with the accompanying base prospectus, may be obtained upon request from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by calling (800) 831-9146 or by email at prospectus@citi.com. You may also get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Surgical Care Affiliates

An industry leader, SCA partners with physicians, health systems and health plans to develop and implement surgery strategies across the country. As of June 30, 2015, SCA operated 193 surgical facilities, 106 of which are in affiliation with health system partnerships – including ambulatory surgery centers and surgical hospitals – in partnership with approximately 2,600 physicians. SCA’s clinical systems, service line growth strategies, benchmarking processes and efficiency programs create measurable advantage for surgical facilities – clinically, operationally and financially.